EXHIBIT 10.103

(PAGE NUMERS REFER TO PAPER DOCUMENT ONLY)

STOCK AWARD AND RESTRICTION AGREEMENT

          THIS STOCK AWARD AND RESTRICTION AGREEMENT (“Agreement”), is entered into effective as of the 25th day of July, 2005, between CPI Corp., a Missouri corporation (the “Company”), and Renato Cataldo (the “Executive”).

RECITALS

          WHEREAS, the Executive commenced his employment with the Company on July 25, 2005 (the “Commencement Date”);

          WHEREAS, Executive and the Company entered into a letter agreement dated July 21, 2005, specifying the terms of Executive’s employment with the Company (the “Employment Letter”);

          WHEREAS, pursuant to Paragraph 2 of the Employment Letter, the Company agreed to grant to Executive, on the commencement date of his employment with the Company, shares of restricted stock of the Company;

          WHEREAS, the Company and the Executive have agreed to enter into this Stock Award and Restriction Agreement pursuant to Paragraph 2 of the Employment Letter; and

          WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved an award of shares of common stock of the Company to the Executive, subject to the terms, conditions and restrictions set out in this Agreement and the CPI Corp. Restricted Stock Plan, as amended and restated (the “Plan”);

          NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Award of Shares; Deliveries.

          (a) As of the date of this Agreement, the Company hereby grants to the Executive an award of 5,587 shares of common stock of the Company, par value $.40 per share (collectively, the “Restricted Shares”), upon the terms and conditions set forth in this Agreement.

          (b) Concurrently with the execution of this Agreement:

          (i) subject to Section 5 hereof, the Company shall deliver to the Executive a copy of a share certificate or certificates representing the Restricted Shares which shall contain the legend set forth in Section 5 hereof;

(ii) the Executive shall deliver to the Company a duly signed stock power, endorsed in blank, relating to the Restricted Shares; and

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(iii) the Executive shall execute and deliver to the Company the Confidentiality, Noncompetition and Nonsolicitation Agreement attached as Exhibit A to this Agreement.

          (c) If the Executive shall have elected to file a Section 83(b) election with respect to the Restricted Shares, the Executive shall have delivered, or within 30 days of the date of this Agreement shall deliver, to the Company a copy of a duly executed Section 83(b) election.

          2. Representations and Acknowledgements of Executive. The Executive hereby:

(i) acknowledges and accepts the Restricted Shares described in Section 1;

(ii) represents that he is acquiring the Restricted Shares for investment and not with a view to or for resale or distribution thereof;

(iii) agrees and acknowledges that the Restricted Shares are issued pursuant to, and subject to the terms and conditions set forth in the Plan; and

          (iv) agrees that the Restricted Shares will be held by Executive subject to all of the restrictions, terms and conditions contained in this Agreement, and that the Restricted Shares will be disposed of only in accordance with the terms of this Agreement.

          3. Restrictions. The Restricted Shares are subject to the Transfer Restrictions and Forfeiture Restrictions set forth in Sections 3(a) and 3(b) below (collectively, the “Restrictions”). The restrictions set out in Section 3(a) are hereinafter referred to in this Agreement as the “Transfer Restrictions,” and the restrictions set out in Section 3(b) are hereinafter referred to in this Agreement as the “Forfeiture Restrictions.”

          (a) Transfer Restrictions. Except as otherwise permitted under this Agreement, Executive agrees not to sell, transfer, assign, give, pledge, or otherwise dispose of or encumber any part or all of the Restricted Shares, whether voluntarily, by operation of law, or otherwise, prior to the lapse of the Transfer Restrictions thereon pursuant to Section 4 hereof. Any attempted transfer of all or any portion of the Restricted Shares that remain subject to the Transfer Restrictions shall be considered null and void and the Executive shall continue to be bound by all of the terms and provisions hereof.

          (b) Forfeiture Restrictions. Upon any termination of the Executive’s employment with the Company, all of the Restricted Shares that have not yet become Vested Shares (as defined below) at the effective time of such termination (determined after taking into account the lapse of the Restrictions under Section 4 hereof), shall be returned to and canceled by the Company and shall be deemed to have been forfeited by Executive. Upon a forfeiture by Executive of any Restricted Shares under this Section 3(b), the Company will not be obligated to pay Executive any consideration whatsoever for the forfeited Restricted Shares.

4. Lapse of Restrictions.

          (a) The Restrictions shall lapse as to 1,862 of the Restricted Shares on February 4, 2006, and shall lapse as to an additional 1,863 of the Restricted Shares on February 3, 2007, and as to the remaining 1,862 of the Restricted Shares on February 2, 2008, provided that the Executive remains in the continuous employment of the Company as of each such vesting date. In the event the Executive’s employment with the Company is terminated for any reason prior to February 2, 2008, no further vesting (pro rata or otherwise) shall occur from and after the effective date of such termination.

          (b) To the extent the Forfeiture Restrictions shall have lapsed under Section 4(a) with respect to any portion of the Restricted Shares subject to this Award, those shares (“Vested Shares”) will, from and after the applicable vesting date, thereafter be free of the Restrictions set forth in Section 3 hereof. Any Restricted Shares for which the Restrictions have not yet lapsed in accordance with this Section 4 shall, for all purposes of this Agreement, continue to be considered Restricted Shares, and will be subject to all of the terms and conditions of this Agreement, including but not limited to the Restrictions set forth in Section 3.

          (c) Notwithstanding Section 14 of the Plan, it is agreed and understood that the Restrictions will not lapse as to any Restricted Shares held by the Executive as a result of a “Change of Control” of the Company.

          5. Restrictive Legend. A stock certificate or certificates in respect of the Restricted Shares will be issued to Executive, which certificate(s) will be registered in Executive’s name and may bear such legend(s) as may be required or necessary to comply with the Securities Act of 1933, as amended and applicable state securities laws. Any certificate or certificates relating to the Restricted Shares shall also be inscribed with a legend evidencing the Restrictions.

          6. Custody. All certificates representing the Restricted Shares shall be deposited, together with stock powers executed by Executive, in proper form for transfer, with the Company. The Company is hereby authorized to cause the transfer to come into its name of all certificates representing the Restricted Shares which are forfeited to the Company pursuant to Section 3(b) hereof.

           7. Voting and Dividends; Adjustments. Subject to the Restrictions and the limitations imposed by this Section 7, Executive shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive dividends thereon. Stock dividends and shares, if any, issued as a result of any stock-split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any similar change affecting the capital stock of the Company, which has occurred after the date hereof, issued with respect to the Restricted Shares shall be treated as additional Restricted Shares and shall be subject to the same Restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as the Restricted Shares with respect to which such stock dividends or shares are issued.

          8. No Right to Continue Relationship. Nothing in this Agreement shall confer upon the Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company which are hereby expressly reserved, to discharge the Executive.

          9. Entire Agreement.

          (a) This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by the mutual consent of the parties hereto, except that any waiver of any term or condition, or any amendment, of this Agreement must be in writing.

          (b) This Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other securities with preference ahead of or convertible into, or otherwise affecting the Restricted Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other act or proceeding, whether of a similar character or otherwise.

          (c) In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

          (d) Capitalized terms not otherwise defined in this Agreement shall have the same meaning as set forth in the Plan.

          10. Tax Withholding. The lapse of the Restrictions on the Restricted Shares awarded hereunder is conditioned on the statutory minimum federal, state and local withholding taxes having been timely paid by Executive pursuant to a direct payment of cash or other readily available funds to the Company. If the Executive makes a Section 83(b) Election with respect to the Restricted Shares, the award of the Restricted Shares is conditioned on the Executive providing the Company with a direct payment of cash or other immediately available funds in an amount equal to the statutory minimum federal, state and local withholdings taxes required to be withheld by the Company not later than 30 days after the date of the award.

          11. Governing Law. The laws of the State of Missouri shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflict of laws.

          12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

          13. Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be delivered personally or sent by registered or certified first-class mail, postage prepaid and return receipt required, addressed as follows: if to the Company, to the Company’s executive offices at 1706 Washington Avenue, St. Louis, Missouri, 60313, attention: Chief Financial Officer, and if to the Executive or his successor, to the address last furnished by the Executive to the Company. Each notice and communication shall be deemed to have been given when received by the Company or the Executive.

          14. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          15. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, when the context so indicates.

[Signature page follows]

          N WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CPI CORP.

By:	/s/ David M. Meyer

David M. Meyer

Its:	Chairman of the Board

The undersigned Executive hereby accepts, and agrees to, all terms and provisions of the foregoing Agreement.

/s/ Renato Cataldo

Renato Cataldo

Signature